Exhibit 21
SUBSIDIARIES OF REGISTRANT

Subsidiary	State of Incorporation
WIMC Capital, LLC	Delaware
Walter Mortgage Company, LLC	Delaware
Mid-State Capital, LLC	Delaware
Walter Investment Holding Company	Delaware
Hanover SPC-A, Inc.	Delaware
Walter Acquisition, LLC (1)	Delaware
Hanover Capital Partners 2, Ltd. (2)	Delaware
Best Insurors, Inc. (2)	Florida
Walter Reinsurance Company, Ltd. (2)	Bermuda
Marix Servicing, LLC (2)	Delaware
Hanover Capital Securities, Inc. (3)	New York
Walter Investment Properties, LLC (4)	Delaware

(1)	A subsidiary of WIMC Capital, LLC

(2)	A subsidiary of Walter Investment Holding Company

(3)	A subsidiary of Hanover Capital Partners 2, Ltd.

(4)	A subsidiary of Marix Servicing, LLC